Exhibit 10.19

August 28, 2013

Brian G. Lane

CEO - American Doctors Online (ADOL)

200 Mill Road, Suite 250

Fairhaven, Massachusetts

Delivered via email to: < blane@adoltelemed.com>

RE: Engagement Letter for Strategic Intellectual Property (IP) Support

Dear Brian:

ipCapital Group (“ipCG”) appreciates the opportunity to continue its strategic intellectual property (“IP”) support to American Doctors Online (“ADOL”). Based on our recent discussions, ipCG understands that ADOL would like to begin the process of enhancing and expanding its IP portfolio in a strategic and intentional manner.

Specifically, ipCG proposes the following half-day invention sessions:

•	Part 1: Systematically Invent-Around Selected Filings - ipNavigationSM
•	Part 2: Systematically Extract ADOL’s Potential Inventions and IP (ipScan® Process)

This letter sets forth the terms of our proposed engagement and the services that ipCG will perform for ADOL. We look forward to further developing our relationship with you through this work.

Best regards,

John Cronin

Chairman & Managing Director

ipCapital Group

Enclosures

1. Detailed Work Plan

2. Detailed Terms

A. Escrow Agreement

Enclosure 1

Detailed Work Plan

Part 1: Use ipNavigationSM Process to Systematically Invent-Around Existing ADOL Patents

ipCG will use its proprietary ipNavigationSM methodology on selected ADOL filings (up to 4 total). The objective is to identify specific ways in which the IP could be strengthened to enhance its value, mitigate risk of competitive invent-around, and provide a technology path in which ADOL can protect its inventions.

The work steps are as follows. ipCG will:

1.	Select and prioritize up to four (4) ADOL patents to “invent-around” during the ipNavigationSM invention session.
2.	Prepare for the session by reading the selected patents in detail and preparing a framework to guide the session.
3.	Facilitate a half-day (3 hours) session with key members of ADOL’s team, focusing the effort on key independent claims of the selected patents (up to 4 total)
4.	Document and analyze the output of the session:
o	Develop brief abstracts for the invent-around ideas captured in the session
o	Provide first-pass recommended dispositions of the invent-around ideas across high-level categories (e.g., add/revise claim(s); add/revise specification; include in new provisional or patent application). Note that any recommended dispositions should be evaluated and implemented by ADOL's Patent Counsel.
o	Generate strategic observations and recommended next steps to be pursued by ADOL with the support of Patent Counsel

Value to ADOL:

•	Increase the strength and value of ADOL’s IP by building a more robust and strategic portfolio and mitigating risks from competitor filings.

Part 2: Use ipScan® Process to Systematically Extract ADOL’s Potential Inventions

Companies typically have a rich source of potential inventions that exist in the heads of inventors, scientists, and engineers, but may struggle to find the time and resources to properly capture those ideas and feed them into the IP protection process so they can be managed. ipCG will use its proprietary ipScan® process to extract existing concepts and then help to broaden them across multiple thinking axes (time, supply chain, invention type, etc.) to capture potential IP from ADOL personnel across the telehealth/telemedicine space. This potential IP will be documented and categorized for use by ADOL personnel and patent counsel.

The work steps are as follows. ipCG will:

1.	Facilitate a half-day (3 hours) ipScan® session with the ADOL team, including business, marketing, technical, and legal representatives
•	Interview the group to systematically extract ADOL’s related inventions across key product and technology areas (e.g., as represented on ADOL’s ipLandscape® framework)
2.	Document and analyze the output of the session:
•	Develop brief titles and abstracts for the extracted inventions, along with the relevant product/technology categories
•	Provide first-pass recommended dispositions of the inventions across up to 3 categories to be determined with ADOL (e.g., document in an invention disclosure for possible patent prosecution, document as an enabled defensive publication, document and protect as trade secret, etc.). Note that any recommended dispositions should be confirmed with ADOL’s Patent Counsel.
•	Generate strategic observations and recommended next steps based on the data

Value to ADOL

•	ADOL’s patent counsel may use the results of the ipScan® process to add new claims, revise or add patent specifications, draft new continuations, provisionals, etc.
•	Analysis of the data may identify specific areas in which ADOL can create new targeted inventions to further its business value and protect future growth opportunities

Timeline, Resource Requirements, and Deliverables for Parts 1-2

•	Work products of this effort include:
•	Executive-level PowerPoint presentation (10-12 slides) with strategic observations and recommended next steps based on the results of the ipNavigationSM and pScan® processes;
•	Excel® spreadsheet with titles and abstracts of the ipNavigationSM invent-around ideas, along with first-pass IP dispositions for review and implementation by ADOL's Patent Counsel; and
•	Excel database containing titles and abstracts of the ipScan® invention ideas and first-pass IP dispositions for review and implementation by ADOL’s Patent Counsel.
•	Total elapsed time is approximately 3 weeks from facilitated sessions, contemplated for the week of September 16 following the half-day facilitated ipStrategy® discussion from our ongoing engagement
•	Estimated participation time needed from ADOL: two half-day facilitated sessions, plus several brief reviews
•	Travel: On-site facilitation is preferable.

Note: ipNavigationSM and ipScan® sessions generate a number of ideas/inventions in selected technology areas. These ideas and inventions are the exclusive property of ADOL. ipCG agrees to cooperate with ADOL in making assignment of rights for the entire interests in such inventions, and in the filing of patent applications for procuring, for ADOL’s exclusive ownership. This agreement conveys no rights to either party’s previously owned patents, trade secrets, know-how, or other intellectual property.

Note: ipCG is a strategy consulting firm that does not practice law. Our IP searches, analyses, and recommendations are business and technical in nature. Please consult with your attorney regarding specific IP legal matters.

Enclosure 2

Detailed Terms

Under the scope of this engagement between ipCG and ADOL (“Company”), ipCG will perform the services described in the table below entitled “Professional Services and Fees” (hereinafter referred to as “Services”) in accordance with the following terms and conditions:

1.	Professional Services and Fees

Professional Services	Fees
Part 1: Systematically Invent-Around Selected Filings – ipNavigationSM (half-day) Part 2: Systematically Extract ADOL’s Potential Inventions and IP using ipScan® Process (half-day)	$35,000
TOTAL	$35,000

Should Company request additional meetings, reports, analyses, or services outside the scope of the Services, the scope of such services and fees will be mutually agreed upon in writing between ipCG and Company.

2.	Timing & Delivery. ipCG and Company shall mutually agree upon a project schedule.
3.	Resources. ipCG staffs projects in a way that enables us to deliver the greatest value to clients in an efficient and cost-effective manner. Specifically, Managing Directors and Principal Partners provide strategic direction and expert advice on your projects. ipCG Directors & Managers run the detailed execution of client projects, including facilitating sessions, deploying the ipCG staff, and coordinating the involvement of ipCG partners to provide strategic insights and expert opinion (this may occur internally at ipCG without direct client visibility). Additional company resources will be utilized as required.

ipCG will work in a close, collaborative manner with the Company to execute the Services. Because of the interactive nature of this work, the availability of the Company’s management and key technical personnel will be critical to the completion of the project. The Company agrees to provide ipCG with its full assistance and cooperation including, but not limited to, providing all information as may be necessary or reasonable for ipCG to discharge its duties under this engagement letter and making the appropriate Company personnel available to enable ipCG to obtain such Company information.

4.	Compensation. The aggregate cash fee for Services is $35,000 (“Contract Total”). Client agrees that fees will be placed into escrow in advance of each of the two steps outlined above, in accordance with the Escrow Agreement attached hereto as Exhibit A. The terms and conditions of the Escrow Agreement are hereby incorporated into this Agreement as if fully set forth herein. The Contract Total shall be placed into escrow no later than five (5) business days after the Effective Date. The Client agrees to place 20K in escrow upon execution of this engagement letter, and 15K upon delivery of the work products. In no event shall ipCG perform the next step of Services until the above amounts are placed into escrow. ipCG will invoice against the escrow for work completed per the Escrow Agreement. Services that extend longer than one month will be billed monthly. Client agrees to pay, within 10 days of receipt, all reasonable out of pocket expenses estimated at 10% - 15% of fees (not included in Contract Total). Client shall pay all charges and fees in U.S. Dollars.

5.	Late Payment/Interest. If payment in full is not received within 10 days from the invoice due date, as defined in mutually signed agreement(s), ADOL is subject to interest fees, along with costs of collection incurred by ipCG, including but not limited to, collection agency fees and reasonable attorney’s fees (whether or not suit is brought to affect such collection). The interest fees will be calculated per day of actual delay, from the due date of invoice, and based on the maximum rate of interest or fee allowed by law.

6.	Confidential Nature. ipCG and ADOL agree that the terms and conditions of the Mutual Non-Disclosure Agreement executed by ipCG and ADOL simultaneously herewith (“NDA”), shall govern and control the manner in which Confidential Information (defined below) is protected. The term Confidential Information shall have the meaning set forth in the NDA.

7.	Independent Contractor. The parties are and shall be independent contractors to one another, and nothing herein shall be deemed to cause these services to create an agency, partnership, or joint venture between the parties. Further, nothing in this engagement letter shall be interpreted or construed as creating or establishing the relationship of employer and employee between ADOL and either ipCG or any employee of ipCG.

8.	Warranty. The services are warranted to conform substantially to the services described in Section 1 entitled “Professional Services and Fees.” As the exclusive remedy for any breach of this warranty, ipCG shall re-perform Services at no cost to ADOL necessary to remedy or avoid any condition that results in the services not performing as warranted above. This warranty is conditioned upon receipt by ipCG of ADOL’s written notice of all claimed breaches within sixty (60) days of the date of delivery of the services. ADOL ACKNOWLEDGES THAT NO EXPRESS WARRANTIES HAVE BEEN MADE BY IPCG EXCEPT FOR THE LIMITED WARRANTY MADE IN THIS PARAGRAPH. THIS LIMITED WARRANTY AND THE ASSOCIATED LIMITED REMEDY IS PROVIDED BY IPCG IN LIEU OF ALL OTHER WARRANTIES AND REMEDIES RELATED TO PERFORMANCE OF THE SERVICES. IPCG DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

9.	Except for gross negligence, or intentional use, marketing or conveyance of the ideas/invention or, concepts derived from the contract, ADOL AGREES THAT IPCG’S AGGREGATE MONETARY LIABILITY FOR ALL CAUSES (REGARDLESS OF THE FORM OF ACTION) UNDER OR RELATING TO THIS AGREEMENT, WHETHER PRIOR OR SUBSEQUENT TO ITS EXECUTION OR TERMINATION, SHALL IN NO EVENT EXCEED THE TOTAL OF ALL AMOUNTS PAID TO IPCG BY ADOL FOR THE SERVICES GIVING RISE TO SUCH LIABILITY. ADOL WILL INDEMNIFY AND HOLD HARMLESS IPCG AND ITS PERSONNEL FROM ANY CLAIMS, LIABILITIES, COSTS, AND EXPENSES THAT ARISE, FOR ANY REASON, RELATED TO THE DELIVERY OF THE SERVICES PURSUANT TO THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, COSTS AND REASONABLE ATTORNEYS’ FEES INCURRED IN CONNECTION WITH RESPONDING TO SUBPOENAS RELATED TO ADOL AND/OR THE SERVICES.

10.	Taxes. All charges for the sale or delivery of services purchased or licensed pursuant to this engagement letter, unless otherwise noted, are exclusive of applicable taxes. Excluding taxes on ipCG’s income, ADOL agrees to pay any current or future applicable tax which ipCG may be required to pay or collect and which is imposed on the sale or delivery or services purchased or licensed in this engagement letter. Such taxes may include, but are not limited to, state and local privilege, excise, sales, services, withholding, and use. ADOL’s obligation to pay taxes includes any interest. To the extent that ipCG has not collected and remitted any applicable tax for ADOL in reliance upon an erroneous representation of ADOL as to its tax status, ADOL’s obligation to pay taxes shall include any penalties imposed by any taxing authorities.

11.	Governing Law. This engagement letter shall be construed in accordance with and governed for all purposes by the Uniform Trade Secrets Act and otherwise by the law of the State of Vermont, without regard to its principles regarding conflicts of law, including to the extent relevant, the Vermont Trade Secrets Act.

12.	Document Retention Policy. Client acknowledges and agrees that, upon the conclusion of ipCG’s provision of Services hereunder, ipCG shall destroy all documents and electronic media related to the Services, except for the final deliverable(s).

13.	Entire Agreement. This engagement letter, including enclosures 1 &2, and the NDA reflect the entire agreement between ipCG and ADOL related to the Services described in this letter. It replaces and supersedes any previous proposals, correspondence, and understandings, whether written or oral. The agreements of ipCG and ADOL contained in this letter shall survive the completion of the Services or termination of this letter. In the event of any inconsistency between the NDA and this letter, the terms of the NDA will govern unless this letter specifically references a paragraph of the NDA and expressly states that such paragraph is intended to be amended by this engagement letter. Subject to the preceding sentence, any terms or conditions in this engagement letter which conflict with NDA shall have no force or effect.

Please confirm your agreement with the foregoing by signing a copy of this letter and returning it to ipCG. We are pleased to have this opportunity to be of service to you.